Issuer Free Writing Prospectus dated February 12, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 12, 2024 Registration Statement No. 333-269188 CHROMOCELL THERAPEUTICS CORPORATION 1 CHROMOCELL THERAPEUTICS CORPORATION Potential Breakthrough Drug for Erythromelalgia and Other Pain Indications

CHROMOCELL THERAPEUTICS CORPORATION 2 Legal Disclaimer This presentation of Chromocell Therapeutics Corporation (“we”, “us”, “our” or the “Company”) contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities laws . Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict, “project,” “seek,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those term are intended to identify forward - looking statements . Forward - looking statements reflect management’s current expectations, are based on judgments and assumptions, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause the Company’s actual results, performance or achievements to differ materially from expected future results, performance or achievements expressed or implied in those forward - looking statements . Examples of these forward - looking statements and the related risks, uncertainties and other factors include, but are not limited to, the following : the timing, progress and results of preclinical and clinical trials for CC 8464 , its estimates regarding the potential market opportunity for CC 8464 , its ability to develop CC 8464 and future compounds, its ability to protect its intellectual property and enforce its intellectual property rights, and its ability to execute its development strategy and sustain its competitive position . Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the Company’s limited operating history, the Company’s ability to develop CC 8464 , the Company’s ability to establish its market development capabilities to commercialize its products and generate any revenue, and the Company’s ability to obtain regulatory approval of CC 8464 . Forward - looking statements are provided to allow potential investors the opportunity to understand management’s beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment . These statements are not guarantees of future performance and undue reliance should not be placed on them . For a more detailed description of the risks and uncertainties affecting the Company, please review the Company’s Registration Statement on Form S - 1 , as amended (File No . 333 - 269188 ) and other documents that may be filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated February 12, 2024 , as a part of our Registration Statement . Any forward - looking statement in this presentation, in any related presentation supplement and in any related free writing presentation reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth . You should read this presentation with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward - looking statements . Except as required by law, we assume no obligation to update or revise these forward - looking statements for any reason, even if new information becomes available in the future . The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . A copy of the preliminary prospectus can be found for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling A . G . P . /Alliance Global Partners at (212) 624 - 2060 or prospectus@allianceg . com . This presentation provides basic information about the Company and the offering . Because it is only a summary, this presentation does not cover all the information that should be considered before investing . You should read carefully the factors described in the “Risk Factors : section of the prospectus contained in the Company’s Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements .

CHROMOCELL THERAPEUTICS CORPORATION 3 Transaction Overview Offering Size*: $5,500,000 New IPO Shares*: 1,039,657 Expected Price Range: $5.50 - $6.50 Sole Bookrunner A.G.P./Alliance Global Partners Dose escalation study $2.0M Eye pain toxicology / formulation $0.3M Neuropathic pain study $0.25M Phase 2a prep and launch $0.25M Repayment under notes $0.3M Use of Proceeds General & Administrative $1.4M Spray Formulation Strategy $0.1M Resale Shares: 2,969,823 * Reflecting the offering of 916,667 new IPO Shares, assuming an initial public offering price of $6.00 per share, the midpoint of the price range set forth above, and includes 29,167 shares issuable pursuant to the Director Note and registered under the Registration Statement, 93,823 shares issuable pursuant to the Investor Note and registered under the Registration Statement. Excludes 2,969,823 shares registered for resale under the Registration Statement.

CHROMOCELL THERAPEUTICS CORPORATION 4 Capitalization Table Cap Table (As converted, assumes $6.00 offering price and 9:1 reverse split) Common stock: 3,876,285 Automatic conversion of: Series A 499,429 April Bridge 87,075 September Bridge 43,367 Director Note 29,167 Investor Note 93,823 Series C: 346,667 Options: 208,667 Fully Diluted Shares Outstanding 5,184,480

CHROMOCELL THERAPEUTICS CORPORATION 5 Investment Highlights Overview Life sciences company focused on developing patented non - opioid pain treatment compound (CC8464) through sodium channel blockade (NAV) Strategy Advance CC8464 towards commercialization, initially focusing on orphan designated Erythromelalgia (“EM”) and eye pain and plans to pursue neuropathic pain Unmet Needs • EM is a rare / orphan disease population with no current effective clinical treatments • Eye pain is larger market with significant unmet medical need Clinical • Phase 1 completed • 3 months toxicology completed; 3 Phase I studies completed with 165 patients • Run clinical trials on a tax advantaged / cost basis Catalysts Use of proceeds for the offering to fund the dose escalation study, in vivo studies for treatment of eye pain and to ramp up a Phase II proof - of - concept study for CC8464.

CHROMOCELL THERAPEUTICS CORPORATION 6 Pipeline Three active clinical / pre - clinical programs Asset Indication Preclinical Phase 1 Phase 2 Phase 3 Erythromelalgia Neuropathic Pain Eye Pain Acute Pain / Migraine

CHROMOCELL THERAPEUTICS CORPORATION 7 Management Team Frank Knuettel | CEO & Chief Financial Officer Mr . Knuettel has 30 years of management experience in growing early - stage companies . He has raised more than $ 300 million via venture, public equity and debt offerings and managed more than 15 mergers and acquisition transactions along with large - scale licensing transactions with fortune 50 companies . Mr . Knuettel holds numerous board positions, at both public and private companies, including ECOM Medical, Relativity Acquisition Corp . (RACY) and Capstone Technologies Group Inc (OTC : CATG) . He holds an MBA from The Wharton School and a BA from Tufts University . Dr. Eric Lang | Chief Medical Officer Dr . Lang is an Anesthesiologist and Pain Management Specialist with over 25 years of experience in the pharmaceutical industry . During his pharmaceutical career, he has had both broad - based drug and device development expertise in a variety of therapeutic areas . Dr . Lang has experience in designing development programs from early translational stages through phase III including the successful filing of several recent INDs and NDAs . Dr . Lang began his career with J&J and later worked for Novartis, Javelin Pharmaceuticals, Grunenthal USA, Covance, EnteraBio and Nevakar Inc . Dr . Lang received his MD from Ben Gurion University, Israel and completed post graduate training at Emory University in Atlanta .

CHROMOCELL THERAPEUTICS CORPORATION 8 CHROMOCELL THERAPEUTICS CORPORATION Development Plan - Erythromelalgia

CHROMOCELL THERAPEUTICS CORPORATION 9 Sodium channels are our bodies “electrical circuits” Non - selective (e.g. carbamazepine) block all of the NaV channel subtypes

Why is NaV1.7 a Good Target for Pain Treatment?

chromocell

Congenital Insensitivity to Pain

Spectrum of NaV1.7 Activity

Severe Pain

Insensitivity to Pain

Lack of NaV 1.7 (Rare condition initially described in family from Pakistan)

Severe Pain

Excessive NaV 1.7 activity (e.g. Erythromelalgia)

Genetic validation suggests

that suppressing NaV 1.7 is an attractive pharmacological target for pain management

CHROMOCELL THERAPEUTICS CORPORATION

10

CHROMOCELL THERAPEUTICS CORPORATION 11 CC8464 – Development Status Preclinical • Potent ( nM ) inhibitor of human NaV1.7; Subtype selective • Demonstrated in vivo efficacy in several rodent models of pain: Acute, chronic neuropathic, inflammatory, visceral and post - surg ical • No CNS and muscle/motor dysfunction effects CMC • Drug Substance: scaled up, cGMP API available • Drug Product: tablet (active, 3 strengths and placebo) available for Phase 2. Potency verification to be confirmed. Tox • Did not exhibit genotoxicity • Tox data supports up to 3 - month dosing in human clinical trials Clinical • Phase 1 completed • Occurrence of rashes may be addressed with gradual dose - escalation protocols • Clinical data supports a Proof of Concept (“POC”) EM study • Seek orphan drug designation and apply for breakthrough status

Erythromelalgia Clinical – Overview

chromocell

Neurovascular condition affecting the feet, hands, face, or other parts of the body triggered by warmth, physical activity or stress

Intolerance to exercise, warm baths/showers and clothing

In severe cases, the disease may lead to depression, anxiety and suicidal tendencies.



- **Symptoms**
  Erythema (heat), Pain (Usually severe burning pain but may include pins and needles or itching), Swelling, Change in perspiration and discoloration
- **Types of EM**
  Primary EM (Inherited or Sporadic SCN9A mutations + non genetic or uncharacterized) or Secondary EM (Related to an underlying disease, toxin or drug induced)
- **Treatment**
  No known currently approved treatments and off-label treatments often ineffective
- **Prevalence**
  Estimated between 4,000 – 50,000 EM patients in the US with patents covering approximately 2.2 billion people worldwide

CHROMOCELL THERAPEUTICS CORPORATION 12

CHROMOCELL THERAPEUTICS CORPORATION 13 Phase 1 Results / Dose - Escalation Study Phase 1 Results • No significant dose related trends or apparent differences compared to placebo in laboratory assessments, vital signs or ECG and no dose escalation stopping criteria were met • A moderate drug - induced rash in 6 of 159 subjects (4%), was the only clinically significant dose limiting safety finding • Following detailed review and discussions with dermatology experts and the FDA, we proposed a gradual dose escalation regime and the FDA accepted o Occurrence of rashes is a common side effect in this class of drugs o Marketed drugs with rash Adverse Event have reduced the incidence rate by up to 75% by administering with dose escalation ( e.g Lamotrigine (GSK); Oxcarbazepine/ Oxtellar XR, an FDA approved treatment for epilepsy patients) Anticipated Dose Escalation Study Goal is to demonstrate that dose escalation regime decrease occurrence of rashes Screening - 42 to - 1 days 25 mg QD 50 mg QD 100mg (50 mg BID) 200 mg (100 mg BID) 400mg (200 mg BID) 800mg (400 mg BID) Week 1 Week 2 Week 3 Week 8 Week 7 Week 6 Week 4 Week 5 We Expect the Occurrence of Rashes to be Addressed with a Gradual Dose Escalation Regime

CHROMOCELL THERAPEUTICS CORPORATION 14 Phase 2a EM Proof of Concept Study (POC)* * The Company is planning to conduct a Phase 2 a study and the concept presented herein remains subject to change . A Randomized, Double - blind, crossover study of CC8464 and placebo in the treatment of Primary Inherited SCN9A mutated Erythromelalgia Screening Randomization CC8464 CC8464 Placebo Placebo Washout (10 Days) Follow - Up • N = approximately 20 (current plan, may be adjusted) • Flare induction after each dose • Primary endpoint is reduction of pain during flare • Secondary endpoints include additional pain endpoints, neuropathy scores, and time to flare

CHROMOCELL THERAPEUTICS CORPORATION 15 Phase 2a POC Design and Endpoints* Strategy and Endpoints Our strategy sets two key goals for the Phase 2a POC study with CC8464: • Obtain results validating CC8464 as a viable therapeutic for genetically - validated EM patients • Validate CC8464 and its blockage of NaV1.7 as a therapeutic for larger indications (patients with secondary EM and potentiall y o ther types of neuropathic pain) Primary Endpoint for POC Study • Show pain reduction in genetically - validated EM patients Secondary Endpoints for POC Study • Show pain reduction in larger population, including patients with secondary EM (not genetically - validated) • The secondary endpoint will provide support that CC8464 may be developed for additional pain indications * The Company is planning to conduct a Phase 2 a study and the concept presented herein remains subject to change .

CHROMOCELL THERAPEUTICS CORPORATION 16 Erythromelalgia Competitive Environment (1) Company Phase of Development Mechanism of Action Note Phase II a NaV 1.7 Inhibition Small molecule / oral tablet Navega Therapeutics Pre - Clinical Zinc finger / CRISPR New technology & more challenging AlgotX Phase II (Germany) Topical Amitriptyline Hydrochloride 15% Topical agent (1) The list of companies above is not exhaustive and may not capture other relevant market participants .

CHROMOCELL THERAPEUTICS CORPORATION 17 CHROMOCELL THERAPEUTICS CORPORATION CC8464: Additional Indications

CHROMOCELL THERAPEUTICS CORPORATION 18 CC - 8464 for Ophthalmology Formulate Commence development of an ophthalmic formulation (eye drops) of CC - 8464 in Q1 2024 Potential Advantages: • Negates the risk of systemic hypersensitivity • Friendly Regulatory environment • High unmet medical need Evidence suggests that NaV1.7 is present on the Cornea Animal Model Consider performing a study in an animal model of eye pain Tox Ophthalmic Toxicology in Q2 2024 to allow for human trial Proof of Concept Consider a POC trial in humans with severe painful dry eye or post photorefractive keratectomy (PRK)

CHROMOCELL THERAPEUTICS CORPORATION 19 CC - 8464 for Neuropathic Pain Animal Models Animal models of neuropathic pain conducted by Chromocell suggest that CC - 8464 is likely to be effective in several types of Neuropathic Pain NaV1.7 has good potential for the treatment of Neuropathic Pain Tox Existing toxicology studies conducted by Chromocell support initiation of POC trial in Neuropathic Pain Proof of Concept Developing a proof - of - concept trial in humans with neuropathic pain

CHROMOCELL THERAPEUTICS CORPORATION 20 Sublingual Diclofenac Spray Toxicology Diclofenac is a well characterized NSAID with well understood safety and efficacy Sublingually delivered NSAID for faster relief with no need for swallowing Exclusive Worldwide License Chromocell has an exclusive license from Benuvia Operations, LLC to a patented formulation of sublingual diclofenac Regulatory 505B2 development pathway Preliminary human PK data suggest that it may have a faster onset of action than oral diclofenac which will be important for the treatment of acute pain/migraine Indications Potential options for clinical use include: post - operative pain, severe migraine, pain associated with trauma, etc.

CHROMOCELL THERAPEUTICS CORPORATION 21 Sublingual Rizatriptan (Maxalt) and Ondansetron (Zofran) Rizatriptan (Maxalt) Treatment of acute migraine. Negates the need to swallow which is difficult during a migraine and may offer a more rapid onset. Sublingually delivered for potentially faster onset with no need for swallowing Exclusive Worldwide License Chromocell has an exclusive license from Benuvia Operations, LLC Regulatory 505B2 development pathway Ondansetron (Zofran) Treatment of nausea caused by many factors. Negates the need to swallow which is difficult while nauseated and may offer a more rapid onset.

CHROMOCELL THERAPEUTICS CORPORATION 22 CHROMOCELL THERAPEUTICS CORPORATION Board of Directors & Scientific Advisory Board

CHROMOCELL THERAPEUTICS CORPORATION 23 Board of Directors Todd Davis | Chairman Mr . Davis is Chief Executive Officer and a member of the Board of Directors of Ligand Pharmaceuticals and has nearly 30 years of experience in biopharmaceutical and life sciences operations and investing . He has been involved in over $ 3 billion of healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions . He has led, structured and closed more than 40 intellectual property licenses, as well as royalty and hybrid royalty - debt transactions . Mr . Davis is a navy veteran and holds a B . S . from the U . S . Naval Academy and an M . B . A . from Harvard University . Ezra Friedberg Mr . Friedberg has served as a member of our Board since May 2021 . Ezra is a seasoned investor with more than twenty years of investing experience in both public and private companies . He invests actively in the biotech space and has served on the board of directors of Humanigen (HGEN), a clinical - stage biopharmaceutical company which develops monoclonal antibodies . Mr . Friedberg is a graduate of Johns Hopkins University . Dr. Richard Malamut Dr . Malamut is currently CMO at MedinCell Inc . He has extensive experience focusing on early clinical development in Neurology, Psychiatry and Analgesia at Collegium Pharmaceuticals, Braeburn Pharmaceuticals, Teva, Bristol - Myers Squibb and AstraZeneca . Dr . Malamut earned his medical degree from Hahnemann University and completed both a residency in Neurology and a fellowship in Neuromuscular disease . He worked as a board - certified neurologist and has more than 50 publications in the fields of pain medicine, neuromuscular disease, autonomic disease, and neurodegenerative disease . Chia - Lin Simmons Ms . Simmons is the CEO of LogicMark , Inc . (Nasdaq : LGMK), the former CEO at LookyLoo and a former executive at Google, Harman International and Amazon . She is a current Board Member of New Energy Nexus, an international NGO that support clean energy entrepreneurs . Ms . Simmons graduated Magna cum Laude and Phi Beta Kappa from U . C . San Diego . She received her MBA from Cornell University, where she was a Park Leadership Fellow and her JD from George Mason University School of Law .

CHROMOCELL THERAPEUTICS CORPORATION 24 Scientific Advisory Board (“SAB”) Stephen G. Waxman | MD, PhD, Yale School of Medicine, Chairman • Bridget Marie Flaherty Professor of Neurology, Neuroscience, and Pharmacology • Chair, Department of Neurology ( 1986 - 2009 ), Yale University School of Medicine • Director, Center for Neuroscience & Regeneration Research, Yale Robert H. Dworkin | PhD, University of Rochester Medical Center • Adjunct Senior Scientist, Department of Anesthesiology, Critical Care & Pain Management, Hospital for Special Surgery Research Institute, New York, NY • Director, Analgesic, Anesthetic, and Addiction Clinical Trial Translations, Innovations, Opportunities, and Networks, and Pediatric Anesthesia Safety Initiative public - private partnership with the FDA • Editorial Boards : Canadian Journal of Pain, Journal of Pain